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                                Anworth Mortgage
                               Asset Corporation



                           Dividend Reinvestment and
                              Stock Purchase Plan
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                                ANWORTH MORTGAGE
                               ASSET CORPORATION
                          1299 Ocean Avenue, Suite 200
                         Santa Monica, California 90401
                                 (310) 394-0115

                           Administrator of the Plan
                   CONTINENTAL STOCK TRANSFER & TRUST COMPANY
                                   2 Broadway
                               New York, NY 10004

                             Stockholder Relations
                                ANWORTH MORTGAGE
                               ASSET CORPORATION
                          1299 Ocean Avenue, Suite 200
                         Santa Monica, California 90401
                                 (310) 394-0115
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                               Anworth Mortgage
                               Asset Corporation

Dear Stockholder:

  We appreciate your interest in Anworth Mortgage Asset Corporation ("ANH"), a real estate investment trust that invests primarily in adjustable-rate and fixed-rate mortgage assets. At this time we want to provide you with additional information regarding ANH's Dividend Reinvestment and Stock Purchase Plan dated as of August 27, 1999 (the "Plan").

  The Plan provides a convenient and economical way for Stockholders to automatically reinvest their dividends and to make common stock purchases, in amounts ranging between $100 and $5,000 per month, at a discount rate ranging from 0% to 5% to the then current market price. It also provides interested non-Stockholders a way to make their initial cash purchases in an amount ranging from $500 to $5,000 at the same Discount Rate. Please review the accompanying Prospectus for a detailed explanation of the terms and conditions of the Plan.

  We believe the Plan has some important advantages to both you as an investor and to the Company as a whole. The following are a few highlights that you should be aware of:

 . When you elect to reinvest your dividends and new shares are issued by ANH, your
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dividends will be reinvested into new common shares at a discount to the then current market price. The current Discount Rate is 5%;

 . When common shares are purchased in the market, dividends will be reinvested in such shares without incurring brokerage commissions or other expenses;

 . A Stockholder can designate the dividends on a portion of his or her shares to be reinvested in common shares and continue to receive cash dividends on the remaining portion;

 . If a participant's shares are held in a tax deferred plan, then the tax on the dividends may also be deferred;

 . Shares purchased under the Plan may be purchased at the market price which may be less than book value of Common Stock;

 . Stockholders can also make additional purchases of ANH common stock on a monthly basis, subject to a minimum purchase limit of $100 and a maximum purchase limit of $5,000, at up to a 5% discount to the then current market price (larger purchases are possible subject to the Company's approval);

 . Non-Stockholders may become Participants by making their initial cash investment in the Company, subject to a minimum purchase limit of $500 and a maximum purchase limit of $5,000, at up to a 5% discount to the then current market price (larger purchases are possible subject to the Company's approval);
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 . Participation by Stockholders increases the equity capital base of ANH which contributes to its continued growth.

  The following are a few answers to commonly asked questions regarding the Plan. Please read the accompanying Prospectus carefully before deciding to participate.

What is the purpose of the Dividend Reinvestment and Stock Purchase Plan?

  The purpose of the Plan is to provide Stockholders with a convenient and economical method to automatically reinvest their cash dividends in shares of ANH's common stock. It also provides current Stockholders and interested new investors with a way to purchase common shares directly from the Company at a discount. The Plan is intended to benefit long term investors who want to increase their investment in the common stock of the Company.

Who is the Plan's Administrator?

  The Plan is being administered by Continental Stock Transfer & Trust Company (the "Plan Administrator"). The Plan Administrator keeps records, sends statements of account to each participant in the Plan and performs other duties related to the Plan, including the safekeeping of the
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shares purchased for each participant. The Plan Administrator also acts as the dividend disbursing agent, transfer agent and registrar for the common stock of ANH.

What investment options are available?

  The attached Authorization Form provides for the purchase of shares of ANH common stock through the following investment options:

(1) Full Dividend Reinvestment - The Plan Administrator will apply all cash dividends paid on all common shares registered in your name(s), together with any optional cash purchases, toward the purchase of shares of ANH's common stock.

(2) Partial Dividend Reinvestment - The Plan Administrator will apply all cash dividends paid on only the number of participating common shares you specify on the authorization form, together with any optional cash purchases, toward the purchase of shares of ANH's common stock. Common stock purchased by the Plan will be automatically enrolled in the Plan such that the dividends paid on such shares will also be reinvested in shares of ANH's common stock.

(3) Cash Purchases Only - The Plan Administrator will apply voluntary cash contributions received from you towards the purchase of shares to ANH's common stock. The optional cash purchases are subject to a minimum purchase limit of $100 (except
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initial cash purchases by non-Stockholders, which are subject to a minimum purchase limit of $500) and a maximum purchase limit of $5,000 for each month. You will continue to receive cash dividends on common shares registered in your name(s). Dividends paid on common stock purchased by the Plan will be automatically reinvested in shares of ANH's common stock.

Can I change my investment options?

  Yes. Participants may change their investment options at any time by requesting an authorization form and returning it to the Plan Administrator.

How are the shares purchased for the Plan?

  ANH will pay the Plan Administrator all dividends for shares of common stock owned by participants in the Plan. At the direction of ANH, the Plan Administrator will then apply such funds, together with any voluntary cash contributions received from Participants, towards the purchase of ANH's common stock, either directly from ANH or on the open market. The price of the shares purchased by the Plan Administrator directly from ANH will be discounted by up to five percent (5%) from the then current market price.

Is there a cost to participate in the Plan?

  ANH pays all costs relating to the administration and maintenance of the Plan.
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There will be no brokerage commission on shares purchased from ANH. For shares purchased on the open market, ANH will pay any brokerage commissions or charges up to five percent (5%) and any excess above five percent (5%) will be paid by the participants on a pro rata basis.

How do I enroll?

  Anyone is eligible. Simply complete the attached Authorization Form and mail it to the Plan Administrator.

  If your common shares are registered in a name other than your own e.g., in the name of a broker or bank nominee then you must either:

  (1) have your shares re-registered in your own name(s) and then complete the Authorization Form, or

  (2) request that your broker or nominee complete and sign the Authorization Form and a Broker Nominee form and return them to the Plan Administrator.

  Stockholders whose shares are registered in the name of the broker or nominee must verify for themselves the extent to which their broker or nominee is able to provide the services and features of the Plan directly to them. All communications regarding the Plan by these Stockholders must be made directly to their broker or nominee. See the section entitled "Participation" in the accompanying Prospectus for further details.
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How do I get more information?

  Questions regarding the Dividend Reinvestment and Stock Purchase Plan should be directed to:

                  CONTINENTAL STOCK TRANSFER & TRUST COMPANY
                                  2 Broadway
                              New York, NY 10004
                                (212) 509-4000

  If your shares are not held in your name, contact your brokerage firm, bank, or other nominee for more information. They can contact the Plan Administrator directly for instructions on how to participate on your behalf.

  Questions regarding Anworth Mortgage Asset Corporation should be directed to:

                      ANWORTH MORTGAGE ASSET CORPORATION
                         1299 Ocean Avenue, Suite 200
                         Los Angeles, California 90401
                                (310) 394-0115

  Thank you for taking a few moments to carefully consider the advantages of enrolling in this Plan.

      Sincerely,

      /s/ Lloyd McAdams

      Lloyd McAdams, President
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                 Continental Stock Transfer & Trust Company
                 Dividend Reinvestment Department
                 2 Broadway
                 New York, NY 10004
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                       Anworth Mortgage Asset Corporation
                          1299 Ocean Avenue, Suite 200
                         Santa Monica, California 90401
                                  310-394-0115